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                                                                   Exhibit 10(w)


                               HEALTH POWER, INC.

                  PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN


ss.1.    Purpose.

         The purpose of the Health Power, Inc. Performance-Based Incentive Compensation Plan (the "Plan") is to advance the interests of Health Power, Inc. and its stockholders by providing certain of its key executives with incentive compensation which is tied to the achievement of pre-established and objective performance goals. The Plan is intended to provide participants with remuneration which is performance-based compensation within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and the regulations promulgated thereunder.

ss.2.    Definitions.

         As used in the Plan, the following terms shall have the respective meanings set forth below:

                  (a) "Award" means the amount payable to a Participant in accordance withss.6 of the Plan.

                  (b) "Committee" means the Compensation Committee of the Board of Directors of Health Power, Inc. The Committee shall be comprised of two or more "outside directors" as that term is defined in Section 162(m) of the Code and the regulations promulgated thereunder.

                  (c) "Company" means Health Power, Inc. and its subsidiaries.

                  (d) "Effective Date" means the date set forth inss.9(a) of the Plan.

                  (e) "Participant" means an individual eligible to participate under the Plan, as determined by the Committee, each of whom shall be an executive officer of the Company.

                  (f) "Performance Period" means any time period established by the Committee for which the attainment of Performance Goal(s) relating to an Award will be determined.

                  (g) "Performance Goal" means any performance goal determined by the Committee in accordance with ss.5 of the Plan.

                  (h) "Target Award" means the amount of any Award as established by the Committee that would be payable to a Participant for any Performance Period if the

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         Performance Goals for the Performance Period were fully (100%) achieved and no negative discretion was exercised by the Committee in regard to that Award pursuant to the last sentence of ss.6.

ss.3.    Administration.

         The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making Awards and to make all other determinations necessary or advisable for the administration of the Plan. All decisions made by the Committee pursuant to the provisions hereof shall be made in the Committee's sole discretion and shall be final and binding on all persons.

ss.4.    Eligibility.

         The Committee shall designate the Participants eligible to receive Awards for each Performance Period and establish the Performance Goals applicable to each Participant for each Performance Period. An individual who becomes eligible to participate in the Plan during the Performance Period may be approved by the Committee for a partial period of participation. In such case, the Participant's Target Award and Award will be based upon performance during the portion of the Performance Period during which the Participant participates in the Plan, and the amount of the Target Award will be prorated based on the percentage of time the Participant participates in the Plan during the Performance Period.

ss.5.    Establishment of Awards and Goals.

         For each Performance Period established by the Committee, the Committee shall establish a Target Award for each Participant. Awards shall be earned based upon the financial performance of the Company, one or more of the Company's subsidiaries, or one or more of the Company's operating groups (as determined by the Committee) during a Performance Period. As to each Performance Period, within such time as established by Section 162(m) of the Code, the Committee will establish in writing Performance Goals based on one or more of the following performance measures of the Company (and/or one or more of the Company's subsidiaries and/or operating groups, if applicable) over the Performance Period: (i) revenues; (ii) operating income; (iii) pre-tax income;
(iv) net income; (v) earnings per share; (vi) return on equity; and/or (vii) any other objective business criteria approved by the Committee in accordance with the requirements for "qualified performance-based compensation" within the meaning of the regulations under Section 162(m) of the Code. Except as otherwise provided in the Plan, the extent to which the Performance Goals are satisfied will determine the amount of the Award, if any, that will be earned by each Participant. The Performance Goals may vary for different Performance Periods and need not be the same for each Participant eligible for an Award for a Performance Period.

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ss.6.    Earning of Awards.

         At the end of each Performance Period, the Award will be computed for each Participant. Payment of Awards, if any, will be made in cash, subject to applicable tax withholding. Prior to payment of any Award, the Committee shall certify in writing the extent to which the established Performance Goals have been achieved. If one or more of the Performance Goals are not satisfied to the fullest extent, a recipient may earn less than the full Target Award or no Award at all. In addition, the Committee may in its sole discretion reduce individual Awards otherwise payable pursuant to the Performance Goals.

ss.7.    Termination of Employment.

         In the event the employment of a Participant is terminated by reason of death or disability during a Performance Period, unless determined otherwise by the Committee, the Participant or his legal representative, as applicable, shall receive a prorated payout with respect to the Award relating to such Performance Period. The prorated payout shall be based upon the length of time that the Participant was employed by the Company during the Performance Period and the progress toward achievement of the established Performance Goal(s) during the portion of the Performance Period during which the Participant was employed by the Company. Payment of the Award, if any, shall be made at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period. In the event of a Participant's termination of employment by the Company for any other reason prior to the end of the Performance Period with respect to an Award, the Participant shall not be entitled to any payment with respect to such Award.

ss.8.    Amendment and Termination.

         The Committee may amend, modify or terminate the Plan at any time and from time to time. Stockholder approval of such actions will be required only as required by applicable law. Notwithstanding the foregoing, no amendment, modification or termination shall affect the payment of an Award for a Performance Period that has already ended or increase the amount of any Award.

ss.9.    General Provisions.

                  (a) Effective Date. The Plan shall become effective as of January 1, 2000.

                  (b) Non-Transferability. Any interest of any Participant under the Plan may not be sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution, and any attempt to take any such action shall be null and void.

                  (c) Severability. In the event any provision of the Plan is held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

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                  (d) Additional Arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for any Participant.

                  (e) No Right to Award or Employment; Uniformity. No person shall have any claim or right to be granted an Award under this Plan and the grant of an Award shall not confer upon any Participant any right to be retained as an employee of the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any Participant at any time or to increase or decrease the compensation of any Participant. There is no obligation for uniformity of treatment of Participants.

                  (f) Tax Withholding. The Company shall have the right to withhold or require Participants to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Award.

                  (g) Beneficiaries. The Committee may establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the Participant's death are to be paid. If no beneficiary is designated, the right of the Participant to receive any payment under this Plan will pass to the Participant's estate.

                  (h) Governing Law. The Plan and all Awards made and action taken hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, except to the extent superseded by federal law.

                  (i) Government Regulation. Notwithstanding any provisions of the Plan or any agreement made pursuant to the Plan, the Company's obligations under the Plan and such agreement shall be subject to all applicable laws, rules and regulations and to such approvals as may be required by any governmental or regulatory agencies.

                  (j) Unfunded Status of Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. The Plan is intended to constitute a "payroll practice" under D.O.L. Regulation
         Section 2510.3-1(b)(1) and, as such, be excluded from the definition of an "employee benefit plan" under the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made by the Company to a Participant or beneficiary, nothing contained herein shall give any such Participant or beneficiary any rights that are greater than those of a general creditor of the Company.

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